UNITED STATES                 SEC File Number
                  SECURITIES AND EXCHANGE COMMISSION         0-12914
                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) ___ Form 10-K  __ Form 20-F __ Form 11-K  _X_ Form 10-Q
            __ Form N-SAR

               For Period Ended: September 30, 2001


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

               For the Transition Period
Ended:____________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                       ENVIRONMENTAL ENERGY SERVICES, INC.
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Full Name of Registrant

                            WASTEMASTERS, INC.
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Former Name if Applicable

                          205 S. Bickford Avenue
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Address of Principal Executive Office (STREET AND NUMBER)

                          El Reno, Oklahoma 73036
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The reasons described in reasonable detail in Part III of
 --              form could not be eliminated without unreasonable effort
                 or expense;

 X       (b)     The subject annual report, semi-annual report, transition
 --              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                 portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
                 Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Accounting for the sales of assets and reorganization into new parent company has not completed auditor's review.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Greg Holsted               405                 262-0800
         ------------------------     -----------        -----------------
                (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         X  Yes   __ No
         --

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
         the subject report or portion thereof?    Yes    X  No
                                                ---      ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



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                        ENVIRONMENTAL ENERGY SERVICES, INC.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ENVIRONMENTAL ENERGY SERVICES, INC.

Date:  November 13, 2001                 By /s/ Greg Holsted
                                       -----------------------------------
                                       Greg Holsted, Chief Financial
                                       Officer